Exhibit 99

         PFIZER TO TRANSFORM IN RAPIDLY CHANGING HEALTHCARE ENVIRONMENT

    - Company Delivers Solid Third-Quarter 2006 Results, Led by Revenue Growth of In-Line and New Products, Confirms Previous Full-Year 2006 Guidance for Revenue and Adjusted Diluted EPS(1)

    - Pfizer Announces Comprehensive Cost-Reduction Initiative to Create Leaner and More Agile Organization

    - Outlook Over 2007 and 2008: Average Annual Growth of Adjusted Diluted EPS(1) in High Single Digits; Revenues Comparable to 2006 at Current Exchange Rates

    - Company Committed to Enhancing Shareholder Value Through Future Dividend Growth and Up to $10 Billion in 2007 Share Purchases

                                                            Third Quarter
                                                     ---------------------------
        ($ billions, except per-share amounts)           2006           2005
        ------------------------------------------   ------------   ------------
              Revenues                               $     12.280   $     11.263
         Reported Net Income                         $      3.362   $      1.589
        Reported Diluted EPS                         $        .46   $        .22
          Adjusted Income(1)                         $      3.922   $      3.678
        Adjusted Diluted EPS(1)                      $        .54   $        .49

    [see end of text prior to tables for footnotes]

    NEW YORK, Oct. 19 /PRNewswire-FirstCall/ -- Pfizer Inc today reported that revenue in the third quarter of 2006 increased 9 percent, reported diluted EPS grew 109 percent, and adjusted diluted EPS(1) grew 10 percent versus the comparable quarter in 2005.

    Pfizer's Chief Executive Officer Jeffrey B. Kindler said, "We had a solid quarter, with our in-line products performing well in a tough operating environment and many of our new products making important contributions as well. We will continue to be aggressive and focused in maximizing the performance of these products. We remain on track to meet our financial goals for the year.

    "Looking ahead, we have great opportunities. There is enormous promise in the science and technology of pharmaceutical research. With an aging population expecting to live longer, healthier lives, there will be growing demand for our products and services. And we are excited about the prospects for our new products as well as those we intend to generate internally or obtain externally.

    "At the same time, we continue to face a number of near-term challenges. We are navigating through the loss of exclusivity on several major products. Many of our products continue to face strong competition, including generics, in key markets. Our regulatory and pricing environments have created added challenges.

    "And very recently, we have seen a strengthening of the U.S. dollar, as well as actions on access and pricing taken by influential decision makers in several large European markets. As a result, at current exchange rates we are now expecting revenues in 2007 and 2008 to be comparable to 2006, as compared to our previous forecast of modest revenue growth over the period.

    "We recognize that the world around us is changing dramatically and that we need to accelerate the scope and speed of change to transform Pfizer. Since August, we have listened to our key constituencies inside and outside the company. The message we have received is quite clear: Pfizer needs to be realistic about its operating environment, embrace necessary changes and turn them to our advantage, for the benefit of our shareholders and everyone with a stake in our future.

    "As a critical step in our transformation, we are taking a comprehensive look at our costs, and in 2007 we plan to implement a new company-wide cost-reduction initiative that will lower our cost base in 2007 and 2008, as well as give us greater flexibility to modulate our expenses in the face of changing market conditions. These savings will be over and above the $4 billion projected annual cost savings by 2008 from our Adapting to Scale (AtS) productivity initiative. These and other actions mean we expect to deliver average annual growth in adjusted diluted EPS(1) in high single digits over 2007-08. We will focus on enhancing total return to shareholders, and we will leverage our unsurpassed financial strength to enhance our dividend and buy back our stock. For 2009, we expect a return to revenue growth, as the impact of our major patent expirations recedes and the strong performance of a wide range of new products becomes much more prominent in the marketplace.

    "Pfizer is a strong company with a bright future. We will continue to invest in a wide and promising range of opportunities for growth. Our pipeline of new products and new approaches to discovery and development, coupled with our strategy of acquiring attractive new products and technologies externally, promise to deliver strong and renewed growth opportunities over time. By moving quickly now to transform our company, we will enhance our competitive strength and put ourselves in the best possible position to capitalize on all the opportunities available to us."

    David L. Shedlarz, Vice Chairman, said, "We are leaving no stone unturned as we look hard at all aspects of our operations to become more flexible and agile. Our experience to date with Adapting to Scale (AtS) shows we are achieving our goals more quickly than anticipated. In fact, we expect savings from AtS this year of about $2.5 billion, $500 million ahead of guidance we provided earlier in the year. But given market conditions, we will now undertake a comprehensive transformation of how we invest in our business and manage our costs. It is important to note that, at current exchange rates, our new cost-reduction initiative will reduce 2007 operating expenses to a level below that in 2006, and further reduce 2008 operating expenses. Our goal is to create a more flexible cost structure, so that it will be easier and less disruptive to adjust expenditures in light of our circumstances and expectations.

    "We will bring our costs in line while we continue to invest in growth opportunities. Advancing our promising new-product pipeline and capitalizing on new growth opportunities through licensing and acquisitions are critical to our future revenue growth."

    Mr. Shedlarz cited Pfizer's recent transactions to illustrate the company's growth strategy through external sourcing. "In the past five weeks alone, Pfizer made three major new investments -- licensing agreements with TransTech Pharma Inc. and Quark Biotech Inc. and an agreement to acquire PowderMed Ltd.," Mr. Shedlarz said. "These are only the most recent of 18 major transactions executed during the past 22 months. And they are only the beginning, as we leverage our unmatched therapeutic breadth and seek out opportunities in new areas. However, as aggressively as we are pursuing these opportunities, we are also exercising financial discipline to ensure that every transaction offers a strong rate of return.

    "While our business-development efforts will be exhaustive, they will take time to contribute to our top line. Meanwhile, we remain intensely focused on using our financial flexibility to enhance shareholder value. We expect to generate average annual growth in adjusted diluted EPS(1) in the high single digits over 2007-08. We expect to continue to pay a growing dividend, adding to our current record of 39 consecutive years of dividend growth. And we will purchase up to $10 billion of stock in 2007.

    "Pfizer continues to have very strong operating cash flow -- more than $16 billion estimated in 2006 -- supplemented by expected cash proceeds, net of taxes, of about $13.5 billion from the pending divestiture of our Consumer Healthcare business," said Mr. Shedlarz. "Our focus is to use this strong cash flow as efficiently and effectively as possible. Given our scale and outstanding financial and human resources, Pfizer is uniquely positioned to achieve several important goals: to pursue new opportunities for revenue growth both internally and externally, to create a more flexible and efficient organization and cost structure, and to continually enhance shareholder value."

             Worldwide Pharmaceutical Operations Sustaining Momentum

    Worldwide pharmaceutical revenues for the third quarter of 2006 were $11.5 billion, an increase of 9 percent compared to the third quarter of 2005. Foreign exchange had a 1-percent favorable impact on revenue growth in the third quarter of 2006. Revenue also benefited from the one-time reversal of a sales deduction accrual related to a favorable development in a pricing dispute in the U.S. of about $170 million. Also in the U.S., wholesaler inventories increased by about two days compared to the level at the end of the second quarter of 2006, resulting in higher revenues across most product lines in the third quarter of 2006. Wholesaler inventory levels in the U.S. ended the third quarter of 2006 at normal levels comparable to those at the end of the third quarter of 2005. Collectively, these two items account for four percentage points of the 9-percent reported revenue growth, with the remaining 5-percent revenue growth driven by our in-line products and new products. The loss of U.S. exclusivity on a number of our major medicines since 2004 (Accupril/Accuretic, Diflucan, Neurontin, Zithromax, and Zoloft), as well as the impact of Bextra, which we voluntarily withdrew in 2005, continue to impact our reported revenue growth. In the third quarter of 2006, excluding the revenues of the major medicines that have lost U.S. exclusivity since 2004 and Bextra, our 9-percent reported revenue growth compared to prior year would be 17 percent.

    In the U.S., pharmaceutical revenues were $6.4 billion, an increase of 14 percent. The aforementioned accrual reversal and wholesaler inventory factors represent eight percentage points of that growth. Excluding the revenue of major medicines that have lost U.S. exclusivity since 2004 as well as Bextra, U.S. pharmaceutical revenues grew 27 percent in the third quarter of 2006 compared to prior year, with the accrual reversal and wholesaler inventory items representing nine percentage points of that growth. The favorable U.S. performance in the third quarter of 2006 was driven in part by the continued success of Lyrica; the recent launches of Sutent and Chantix; and the strong performance of core in-line products.

                     Increasing Contribution of New Products

    "We have continued our impressive schedule of product launches in 2006 with two additional innovative new medicines launched in the U.S. this quarter -- Chantix and Exubera," said Ian Read, President of Worldwide Pharmaceutical Operations. "These products represent not only breakthrough science, but also new approaches to product introductions, with comprehensive physician- and patient-support programs ensuring that our customers receive the assistance they need to use our medicines effectively. New products(2) contributed approximately $450 million in incremental worldwide pharmaceutical revenues in the third quarter of 2006 and demonstrate our success in creating the foundation for Pfizer's next-generation portfolio."

    Lyrica worldwide sales reached $340 million in the third quarter of 2006. Lyrica has achieved success in all markets where it has been launched, with patients and healthcare providers recognizing its outstanding benefits, including strong efficacy and a favorable safety profile. Lyrica is now approved in more than 60 countries and available to patients in more than 35 markets.

    In September 2006, the European Commission approved Lyrica for use as a treatment in central neuropathic pain. This new approval broadens the current range of neuropathic-pain conditions that Lyrica is approved to treat in Europe to include nerve pain associated with conditions such as spinal-cord injury, stroke, and multiple sclerosis.

    Exubera, one of the most significant innovations in insulin delivery, represents a medical advance that offers patients a novel method of introducing insulin into their systems through the lungs. Long-term efficacy and safety data in both type 1 and type 2 diabetes support Exubera as a valuable new option that delivers effective blood-glucose control and potentially reduces the debilitating and costly complications associated with the disease.

    Since May 2006, Exubera has been launched in Germany, Ireland, the U.K., and, most recently, the U.S., where the Joslin Diabetes Clinic in Boston -- widely recognized as one of the pre-eminent diabetes and research organizations in the world -- has recognized Exubera in their diabetes treatment guidelines. Within the U.S., a comprehensive education and training program for physicians and patients is underway. To further support patients and healthcare professionals, Pfizer also provides a 24-hour-a-day, 7-day-a-week call center staffed by healthcare professionals. Similar programs are also in place in European markets where the product has been launched. An expanded roll-out of Exubera to primary-care physicians in the U.S., previously targeted for November 2006, will begin in January 2007.

    Exubera's innovative and complex manufacturing process requires highly automated, specially engineered Pfizer equipment. As in any large-scale manufacturing process utilizing advanced new technology, we have experienced typical scale-up issues that we have made significant progress in addressing. Over the next few months, we will continue our ramp-up of Exubera to provide sufficient supply for expanded demand based on the January 2007 roll-out.

    Early market acceptance of Chantix (which will be called Champix outside the U.S.) has been very strong since its U.S. launch in August 2006, making it the leading product in the smoking-cessation prescription market in share and volume only four weeks post-launch. Pfizer's growth strategy for Chantix focuses on expanding the underdeveloped prescription market for smoking-cessation products, while setting appropriate expectations regarding what success looks like for this medicine. We are educating physicians and positioning patients for success by addressing this addiction through both a pharmacological and behavior-modification approach.

    In September 2006, the European Commission approved Champix. In Europe alone, more than 1.2 million people die each year from smoking-related diseases. As in the U.S., Champix will be offered in Europe with a behavioral support program that can be individually tailored to patients.

    Sutent, a new treatment for metastatic renal-cell carcinoma and gastro-intestinal stromal tumors, has achieved strong early market acceptance in the U.S., with more than 7,500 patients having been prescribed the product since its approval earlier this year. Sutent was approved in the EU in July 2006 and has received earlier-than-anticipated approvals in several other countries in Asia and Latin America.

                   Driving Performance of Key In-Line Products

    "We continue to focus our efforts on addressing the challenges from branded and generic agents in the statin market to maintain revenue growth for Lipitor, our top-selling product," noted Mr. Read.

    Worldwide sales of Lipitor in the third quarter of 2006 rose 15 percent, compared to the same quarter in 2005, to reach $3.3 billion, reflecting double-digit increases in the U.S. and Asia as well as solid growth in Europe and Canada. Sales in the U.S. reached $2.1 billion, an increase of 19 percent compared to the third quarter of 2005. This performance was driven by a combination of factors, including the impact of the new Medicare Modernization Act; dosage-form escalation; pricing; as well as other factors, including a favorable development in a pricing dispute in the U.S. and a return to normal wholesaler inventory levels. We continue to see aggressive competition from branded and generic agents, which will further intensify in the fourth quarter of 2006, particularly when additional generic agents become available in the U.S. near the end of the year. For 2007, we expect Lipitor revenues to grow, but at a lower rate than in 2006.

    Pfizer is demonstrating the efficacy and safety value that Lipitor provides, including through consumer-education campaigns in the U.S. to promote awareness of its benefits. New branded and unbranded television advertisements, launched in the U.S. over the summer of 2006, extend our consumer-education efforts to promote awareness of the Lipitor value proposition. Additional print and electronic materials are available to educate consumers on the difference between Lipitor and generic alternatives.

    As a result of our focused contracting efforts, approximately 70 percent of U.S. commercial contracted and Medicare Part D lives currently have unrestricted tier-two access to Lipitor. We are aggressively working to ensure that our formulary position in 2007 is consistent with our current position.

    Worldwide sales of Celebrex reached $537 million in the third quarter of 2006, representing growth of 20 percent compared to the same period last year. Pfizer is continuing its efforts to address physicians' and patients' questions by clearly communicating the risks and benefits of Celebrex. In addition, the Prospective Randomized Evaluation of Celecoxib Integrated Safety vs. Ibuprofen or Naproxen (PRECISION) study, which began enrolling patients this month, will provide further understanding of the comparative cardiovascular safety of Celebrex and some common non-steroidal anti-inflammatory drugs in arthritis patients at risk for, or already suffering from, heart disease. In August 2006, Celebrex was granted pediatric exclusivity in the U.S., extending its patent protection until May 2014.

    Mr. Read added, "Despite unprecedented market challenges for some of our key in-line brands, Pfizer is committed to achieving its full-year 2006 product revenue targets: Lipitor sales of about $13 billion, Celebrex sales of about $2 billion, Lyrica sales of more than $1 billion, and Geodon sales of about $800 million.

                     Pfizer to Discuss New-Product Pipeline
                  in Detail at November 30 R&D Analyst Meeting

    "In the third quarter of 2006, we achieved several significant milestones in the advancement of Pfizer's new-product pipeline," commented Dr. John LaMattina, president of Pfizer Global Research and Development. "In addition to approvals for Sutent and Champix in Europe, we made new regulatory filings there for Eraxis and for additional indications for Sutent and Spiriva Respimat."

    The American Heart Association has accepted for presentation at its annual meeting in November 2006 the torcetrapib/atorvastatin program's study results in patients with heterozygous familial hypercholesterolemia. In this relatively uncommon condition, which is found in one of every 500 people in the general population and is characterized by high LDL-cholesterol levels, the study primarily investigated the drug's lipid efficacy and safety in comparison to matching doses of Lipitor in 437 patients who were treated for 24 weeks. The study met its primary efficacy objectives (higher HDL cholesterol and lower LDL cholesterol) versus Lipitor. We expect to present the results of the intravascular ultrasound (IVUS) and carotid intima-media thickness (IMT) imaging studies at the American College of Cardiology meeting in March 2007.

    In August 2006, Pfizer submitted a European regulatory filing for use of Sutent as first-line therapy in metastatic renal-cell carcinoma (mRCC). Sutent has already been approved in the EU as second-line treatment, and in the U.S. as both first-line and second-line treatment, of mRCC. More than 50 Phase 1, 2, and 3 clinical trials for Sutent are ongoing or completed in a wide range of tumor types, reflecting the future potential for Sutent, as well as Pfizer's commitment to expand its presence in oncology.

    During the third quarter of 2006, a regulatory filing for Spiriva Respimat in Europe was submitted by our co-promotion partner Boehringer Ingelheim (BI). This new, second-generation inhaler, developed by BI and to be co-promoted by Pfizer and BI, provides a new form of inhalation, known as "soft mist," that permits multiple doses lasting around 30 days, rather than a single dose administered by a powder capsule.

    In September 2006, Pfizer submitted a regulatory filing for Eraxis in Europe for the treatment of candidemia and candidiasis.

    Maraviroc remains on track for an NDA submission in treatment-experienced patients by year-end 2006. The compound blocks entry of HIV virus into white blood cells by binding to the CCR5 co-receptor. Maraviroc is currently in Phase 2b/3 trials in combination with standard HIV/AIDS therapies for both treatment-experienced and treatment-naive individuals and has completed Phase 2 studies aimed at exploring its efficacy and safety as monotherapy in HIV/AIDS patients.

    The Phase 3 program for asenapine, a product candidate for schizophrenia and bipolar disorder under co-development with Akzo Nobel's Organon healthcare unit, is almost complete. Data from the final Phase 3 study for schizophrenia will be reported to Organon and Pfizer in the next few weeks. Based on the mixed study results for schizophrenia to date, Pfizer does not believe that an NDA filing with the FDA will be made in 2007. Following receipt of the final study results, we will discuss the complete Phase 3 data set with Organon, and an announcement will be made concerning the next steps for asenapine.

    "We look forward to hosting the upcoming R&D analyst meeting on November 30, 2006, in Groton, CT, where we will highlight the emerging Pfizer new-product pipeline and licensing and business-development strategy," Dr. LaMattina continued. "We believe we are on the verge of a new age of drug discovery, one that promises to turncancer, diabetes, and other debilitating illnesses into manageable conditions."

           Pfizer on Target to Achieve Full-Year 2006 Financial Goals

    In reviewing third-quarter 2006 results and the full-year 2006 forecast, Alan Levin, chief financial officer, said, "Pfizer's third-quarter 2006 performance was characterized by solid product revenue performance as well as the favorable impact of several factors. Our previously projected full-year 2006 financial performance remains on target and, at current exchange rates, we expect revenues this year to be comparable to 2005.

    "Partially offsetting our favorable revenue growth in the third quarter of 2006, cost of sales grew 22 percent compared to the third quarter of 2005, primarily due to the unfavorable impact of foreign exchange on expenses and a concerted focus on inventory-reduction initiatives and plant rationalizations. We expect the cost of sales pre-tax component of adjusted income(1) as a percentage of revenues to remain under pressure in the fourth quarter of 2006, and we now expect the cost of sales pre-tax component of adjusted income(1) as a percentage of revenues this year to be comparable to 2005.

    "Operating expenses in the third quarter of 2006 reflect higher investments in R&D and promotional programs during the second half of this year relative to the first half of 2006, as well as expenses related to share-based payments, partially offset by continued, accelerated achievement of savings from AtS, our broad-based productivity initiative. These factors will continue to affect our results in the fourth quarter of 2006. AtS savings for the third quarter of 2006 were more than $600 million. As noted, we now expect full-year 2006 savings from the AtS initiatives of about $2.5 billion, substantially ahead of our original guidance of about $2 billion.

    "We continue to expect the SI&A pre-tax component of adjusted income(1) to be about $15.4 billion in 2006. We now expect the R&D pre-tax component of adjusted income(1) to be about $7.4 billion. Pfizer remains on target to achieve its goal of full-year 2006 adjusted diluted EPS(1) of about $2.00. Reported diluted EPS is now forecast at about $1.63, reflecting the impact of certain equity sales this quarter as well as a revision of the estimated tax costs related to the repatriation of foreign earnings in 2005."

    For additional details, please see the attached financial schedules, product revenue tables, supplemental financial information, and Disclosure Notice.

    (1) "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, merger-related costs, discontinued operations, and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended July 2, 2006, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of third-quarter, nine-month, and forecasted full-year adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS are provided in the materials accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

    (2) New Products is defined as third-quarter 2006 worldwide pharmaceutical revenues of products launched in 2004-06: Caduet, Chantix, Eraxis, Exubera, Inspra, Lyrica, Macugen, Olmetec, Onsenal, Revatio, Sutent, and Zmax.

                       PFIZER INC AND SUBSIDIARY COMPANIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                       Third Quarter                              Nine Months
(millions of dollars, except     ------------------------     % Incr./     ------------------------    % Incr./
 per common share data)             2006          2005         (Decr.)        2006          2005        (Decr.)
------------------------------   ----------    ----------    ----------    ----------    ----------   ----------
Revenues                         $   12,280    $   11,263             9    $   35,768    $   34,858            3
Costs and expenses:
 Cost of sales                        1,962         1,611            22         5,423         5,250            3
 Selling,
  informational and
  administrative
  expenses                            3,751         3,526             6        11,027        10,958            -
 Research and
  development
  expenses                            1,902         1,739             9         5,187         5,287           (2)
 Amortization of
  intangible assets                     798           833            (4)        2,446         2,569           (5)
 Merger-related in-
  process research
  and development
  charges                                 -         1,390          (100)          513         1,652          (69)
 Restructuring
  charges and
  merger-related
  costs                                 249           303           (18)          816           782            4
 Other
  (income)/deductions
  -- net                               (343)         (151)          127          (958)          703            *
Income from
 continuing
 operations before
 provision for
 taxes on income and
  minority interests                  3,961         2,012            97        11,314         7,657           48
Provision for taxes
 on income                              717           530            35         1,769         2,642          (33)
Minority interests                        5             3            69            10             6           68
Income from
 continuing
 operations                           3,239         1,479           119         9,535         5,009           90
Discontinued
 operations:
 Income from
  discontinued
  operations -- net of
  tax                                   120           107            12           330           299           10
 Gains on sales of
  discontinued
  operations -- net of
  tax                                     3             3             -            23            44          (48)
Discontinued
 operations -- net of
 tax                                    123           110            11           353           343            3
Net income                       $    3,362    $    1,589           112    $    9,888    $    5,352           85
Earnings per common
 share - Basic:
 Income from
  continuing
  operations                     $     0.45    $     0.20           125    $     1.31    $     0.68           93
 Discontinued
  operations -- net of
  tax                                  0.02          0.02             -          0.05          0.05            -
 Net income                      $     0.47    $     0.22           114    $     1.36    $     0.73           86
Earnings per common
 share - Diluted:
 Income from
  continuing
  operations                     $     0.44    $     0.20           120    $     1.30    $     0.67           94
 Discontinued
  operations -- net of
  tax                                  0.02          0.02             -          0.05          0.05            -
 Net income                      $     0.46    $     0.22           109    $     1.35    $     0.72           88
Weighted-average shares
 used to calculate earnings
 per common share:
   Basic                              7,228         7,333                       7,275         7,372
   Diluted                            7,251         7,382                       7,306         7,424

* Calculation not meaningful.

Certain amounts and percentages may reflect rounding adjustments.

1. The above financial statement presents the three-month and nine-month periods ended October 1, 2006 and October 2, 2005. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 27, 2006 and August 28, 2005.

2. In June 2006, we announced an agreement to sell our Consumer Healthcare business for approximately $16.6 billion. The above financial statement reflects this business as discontinued operations for all periods presented.

3. The financial results for the three-month and nine-month periods ended October 1, 2006 are not necessarily indicative of the results which ultimately might be achieved for the current year.

4. As required, the estimated value of Merger-related in-process research and development charges (IPR&D) is expensed at acquisition date. In 2006, we expensed $513 million of IPR&D, primarily related to our acquisition of Rinat Neurosciences Corp. in May 2006. In 2005, we expensed $1.7 billion of IPR&D, of which $1.4 billion related to our acquisition of Vicuron Pharmaceuticals, Inc in the third quarter and $262 million related primarily to our acquisition of Idun Pharmaceuticals, Inc. in the second quarter.

5. Other (income)/deductions--net in the first nine months of 2005 includes an impairment charge of $1.2 billion related to the developed technology rights and the write-off of machinery and equipment for Bextra, a selective COX-2 inhibitor.

6. Discontinued operations--net of tax includes $124 million and $123 million related to the Consumer Healthcare business for the three months ended October 1, 2006 and October 2, 2005 and $335 million and $336 million for the nine months ended October 1, 2006 and October 2, 2005. These amounts do not include a prospective gain on the planned divestiture.

7. Provision for taxes on income in the third quarter of 2006 includes a downward revision ($124 million) of the estimated tax costs related to repatriation of foreign earnings in 2005 and the first quarter of 2006 includes tax benefits associated with the resolution of certain tax positions ($441 million). The first nine months of 2005 includes tax benefits associated with the resolution of certain tax positions ($586 million) and a tax provision related to the repatriation of foreign earnings of $1.7 billion.

                       PFIZER INC AND SUBSIDIARY COMPANIES
    RECONCILIATION FROM REPORTED NET INCOME AND REPORTED DILUTED EARNINGS PER
                                      SHARE
           TO ADJUSTED INCOME AND ADJUSTED DILUTED EARNINGS PER SHARE
                                   (UNAUDITED)

                                       Third Quarter                              Nine Months
(millions of dollars, except     ------------------------     % Incr./     ------------------------    % Incr./
 per common share data)             2006          2005         (Decr.)        2006          2005        (Decr.)
------------------------------   ----------    ----------    ----------    ----------    ----------   ----------
Reported net income              $    3,362    $    1,589           112    $    9,888    $    5,352           85
Purchase accounting
 adjustments -- net of tax              566         1,962           (71)        2,232         3,398          (34)
Merger-related costs
 -- net of tax                            4            65           (95)            9           385          (98)
Discontinued operations
 -- net of tax                         (123)         (110)           11          (353)         (343)           3
Certain significant
 items -- net of tax                    113           172           (35)          159         2,085          (92)
Adjusted income                  $    3,922    $    3,678             7    $   11,935    $   10,877           10

Reported diluted
 earnings per common
 share                           $     0.46    $     0.22           109    $     1.35    $     0.72           88
Purchase accounting
 adjustments -- net of tax             0.08          0.26           (69)         0.31          0.46          (33)
Merger-related costs --
 net of tax                               -          0.01          (100)            -          0.05         (100)
Discontinued operations
 -- net of tax                        (0.02)        (0.02)            -         (0.05)        (0.05)           -
Certain significant
 items -- net of tax                   0.02          0.02             -          0.02          0.28          (93)
Adjusted diluted
 earnings per common share       $     0.54    $     0.49            10    $     1.63    $     1.46           12

* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

1. The above reconciliation presents the three-month and nine-month periods ended October 1, 2006 and October 2, 2005. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 27, 2006 and August 28, 2005.

2. Adjusted income and Adjusted diluted earnings per common share as shown above reflect the following items:

                                                   Third Quarter               Nine Months
                                             ------------------------    ------------------------
(millions of dollars)                           2006          2005          2006          2005
------------------------------------------   ----------    ----------    ----------    ----------
Purchase accounting adjustments, pre-tax:
  In-process research and
   development charges (a)                   $        -    $    1,390    $      513    $    1,652
  Intangible amortization and
   other (b)                                        803           808         2,414         2,483
  Sale of acquired inventory
   written up to fair value (c)                       -             -             -             4
  Total purchase accounting
   adjustments, pre-tax                             803         2,198         2,927         4,139
  Income taxes                                     (237)         (236)         (695)         (741)
            Total purchase
             accounting
             adjustments -- net
             of tax                                 566         1,962         2,232         3,398
Merger-related costs, pre-tax:
  Integration costs (d)                               3            91             8           384
  Restructuring costs (d)                             1            61             7           226
  Total merger-related costs,
   pre-tax                                            4           152            15           610
  Income taxes                                        -           (87)           (6)         (225)
           Total merger-related
            costs -- net of tax                       4            65             9           385
Discontinued operations, pre-tax:
  Income from discontinued
   operations (e)                                  (178)         (174)         (493)         (465)
  Gains on sales of discontinued
   businesses (e)                                    (6)           (7)          (37)          (72)
  Total discontinued operations,
   pre-tax                                         (184)         (181)         (530)         (537)
  Income taxes                                       61            71           177           194
            Total discontinued
             operations -- net of
             tax                                   (123)         (110)         (353)         (343)
Certain significant items, pre-tax
  Asset impairment charges and
   other costs associated with
   the suspension of selling
   Bextra (f)                                         -             3             -         1,216
  Sanofi-aventis research and
   development milestone (g)                          -             -          (118)            -
  Restructuring charges - Adapting
   to Scale (d)                                     245           151           801           172
  Implementation costs - Adapting
   to Scale (h)                                     182           100           547           133
  Gain on disposals of investments
   and other (i)                                    (86)            -          (160)            -
  Total certain significant items,
   pre-tax                                          341           254         1,070         1,521
  Income taxes                                     (104)          (82)         (346)         (549)
  Resolution of certain tax
   positions (j)                                      -             -          (441)         (586)
  Tax impact for the repatriation
   of foreign earnings (j)                         (124)            -          (124)        1,699
           Total certain
            significant items
            -- net of tax                           113           172           159         2,085

Total purchase accounting
 adjustments, merger-related
 costs, discontinued operations,
 and certain significant items
 -- net of tax                               $      560    $    2,089    $    2,047    $    5,525

(a) Included in Merger-related in-process research and development charges.
(b) Included primarily in Amortization of intangible assets.
(c) Included in Cost of Sales.
(d) Included in Restructuring charges and merger-related costs.
(e) Discontinued operations -- net of tax includes $124 million and $123 million related to the Consumer Healthcare business for the three months ended October 1, 2006 and October 2, 2005 and $335 million and $336 million for the nine months ended October 1, 2006 and October 2, 2005. These amounts do not include a prospective gain on the planned divestiture.
(f) Included in Selling, informational and administrative expenses ($3 million) for the three months ended October 2, 2005 and included in Cost of sales ($56 million), Selling, informational and administrative expenses ($8 million) and Other (income)/deductions-net ($1.2 billion) for the nine months ended October 2, 2005.
(g) Included in Research and development expenses.
(h) Included in Cost of sales ($50 million), Selling, informational and administrative expenses ($63 million), Research and development expenses ($70 million) and in Other (income)/deductions-net ($1 million income) for the three months ended October 1, 2006 and included in Cost of sales ($278 million), Selling, informational and administrative expenses ($160 million), Research and development expenses ($132 million) and in Other (income)/deductions-net ($23 million income) for the nine months ended October 1, 2006. Included in Cost of sales ($36 million), Selling, informational and administrative expenses ($56 million) and Research and development expenses ($8 million) for the three months ended October 2, 2005 and included in Cost of sales ($37 million), Selling, informational and administrative expenses ($76 million), Research and development expenses ($20 million) for the nine months ended October 2, 2005.
(i) Included in Other (income)/deductions - net.
(j) Included in Provision for taxes on income.

                       PFIZER INC AND SUBSIDIARY COMPANIES
     RECONCILIATION FROM PHARMACEUTICAL REPORTED REVENUES TO PHARMACEUTICAL
                                ADJUSTED REVENUES
                        (UNAUDITED) (millions of dollars)

                                                              Worldwide
                            ------------------------------------------------------------------------------
                                 Third Quarter                            Nine Months
                            -----------------------     % Incr./     -----------------------     % Incr. /
                               2006         2005         (Decr.)        2006         2005         (Decr.)
                            ----------   ----------    ----------    ----------   ----------    ----------
Total Pharmaceutical
 revenues                   $   11,485   $   10,547             9    $   33,417   $   32,617             2
Zoloft                             459          807           (43)        1,944        2,448           (21)
Zithromax                          101          403           (75)          515        1,624           (68)
Neurontin                          126          155           (18)          376          498           (24)
Diflucan                           109          103             5           326          370           (12)
Accupril/Accuretic                  61           77           (21)          198          250           (21)
Bextra                               -          (73)            *             -          (59)            *
Pharmaceutical
 adjusted revenues          $   10,629   $    9,075            17    $   30,058   $   27,486             9

                                                                 U.S.
                            ------------------------------------------------------------------------------
                                 Third Quarter                            Nine Months
                            -----------------------     % Incr./     -----------------------     % Incr. /
                               2006         2005         (Decr.)        2006         2005         (Decr.)
                            ----------   ----------    ----------    ----------   ----------    ----------
Total Pharmaceutical
 revenues                   $    6,380   $    5,615            14    $   18,448   $   17,219             7
Zoloft                             373          647           (42)        1,676        1,920           (13)
Zithromax                           15          310           (95)          199        1,235           (84)
Neurontin                           31           41           (26)           73          133           (45)
Diflucan                            (3)         (20)          (86)           (4)         (16)          (78)
Accupril/Accuretic                   6           15           (59)           24           47           (49)
Bextra                               -          (64)            *             -          (81)            *
Pharmaceutical
 adjusted revenues          $    5,958   $    4,686            27    $   16,480   $   13,981            18

                                                            International
                            ------------------------------------------------------------------------------
                                 Third Quarter                            Nine Months
                            -----------------------     % Incr./     -----------------------     % Incr. /
                               2006         2005         (Decr.)        2006         2005         (Decr.)
                            ----------   ----------    ----------    ----------   ----------    ----------
Total Pharmaceutical
 revenues                   $    5,105   $    4,932             3    $   14,969   $   15,398            (3)
Zoloft                              86          160           (46)          268          528           (49)
Zithromax                           86           93            (8)          316          389           (19)
Neurontin                           95          114           (16)          303          365           (17)
Diflucan                           112          123           (10)          330          386           (15)
Accupril/Accuretic                  55           62           (12)          174          203           (15)
Bextra                               -           (9)            *             -           22             *
Pharmaceutical
 adjusted  revenues         $    4,671   $    4,389             6    $   13,578   $   13,505             1

* Calculation not meaningful.
Certain amounts and percentages may reflect rounding adjustments.

(1) Pharmaceutical adjusted revenues, which excludes the revenues of Bextra and major products which have lost exclusivity in the U.S. since the beginning of 2004, is an alternative view of our Pharmaceutical revenue performance and we believe that investors' understanding of Pharmaceutical revenue growth is enhanced by disclosing this performance measure. Zoloft lost its U.S. exclusivity at the end of June 2006 and Zithromax lost its U.S. exclusivity in November 2005, and as is typical in the pharmaceutical industry, this has resulted in a dramatic decline in revenues due to generic competition. Neurontin, Diflucan and Accupril/Accuretic lost their U.S. exclusivity in 2004 and revenues continue to decline due to the impact of generic competition. In accordance with requests from applicable regulatory authorities, we suspended sales of Bextra in the U.S., E.U., Canada and many other countries. We believe that excluding the impact of these products assists the reader in understanding the underlying strength of the balance of our diverse Pharmaceutical product portfolio in 2006. Because of its non-standardized definition, this adjusted Pharmaceutical revenues measure has limitations as it may not be comparable with the calculation of similar measures of other companies. This additional revenue measure is not, and should not be viewed as, a substitute for the U.S. GAAP comparison of Pharmaceutical revenue growth.

(2) Pharmaceutical International adjusted revenues are also impacted negatively by the loss of exclusivity of certain additional major products, including Norvasc, which have lost exclusivity in many key international markets. In addition, International adjusted revenues reflect an adverse impact in the first nine months of 2006 due to changes in foreign exchange rates. International adjusted revenues reflect a favorable impact in the third quarter of 2006 due to changes in foreign exchange rates.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                               THIRD QUARTER 2006
                              (millions of dollars)

                                                                 QUARTER-TO-DATE
                                  WORLDWIDE                            U.S.                           INTERNATIONAL
                       ------------------------------    --------------------------------    -------------------------------
                                                 %                                   %                                  %
                         2006       2005        Chg        2006        2005         Chg        2006       2005         Chg
                       --------   --------   --------    --------    --------    --------    --------   --------    --------
TOTAL
REVENUES                 12,280     11,263          9       6,708       5,907          14       5,572      5,356           4

PHARMA-
CEUTICAL                 11,485     10,547          9       6,380       5,615          14       5,105      4,932           3

- CARDIOVASCULAR
  AND
  METABOLIC
  DISEASES                5,111      4,467         14       2,951       2,394          23       2,160      2,073           4

  LIPITOR                 3,321      2,897         15       2,074       1,739          19       1,247      1,158           8
  NORVASC                 1,208      1,131          7         628         546          15         580        585          (1)
  CARDURA                   133        132          1           1           2          (8)        132        130           1
  CADUET                     98         48        104          94          47         103           4          1         137
  ACCUPRIL/
  ACCURETIC                  61         77        (21)          6          15         (59)         55         62         (12)
  CHANTIX/
  CHAMPIX                    33          -          *          33           -           *           -          -           *

- CENTRAL
  NERVOUS
  SYSTEM
  DISORDERS               1,500      1,590         (6)        900         966          (7)        600        624          (4)

  ZOLOFT                    459        807        (43)        373         647         (42)         86        160         (46)
  LYRICA                    340         80        324         217          29         654         123         51         140
  GEODON/
  ZELDOX                    201        148         36         169         121          41          32         27          16
  NEURONTIN                 126        155        (18)         31          41         (26)         95        114         (16)
  ARICEPT**                  90         85          6           1           -           *          89         85           6
  XANAX/XR                   74        101        (26)         16          36         (56)         58         65          (9)
  RELPAX                     72         67          8          47          44           5          25         23          14

- ARTHRITIS
  AND PAIN                  706        548         29         474         323          47         232        225           4

  CELEBREX                  537        446         20         419         339          24         118        107          11

- INFECTIOUS
  AND
  RESPIRATORY
  DISEASES                  836      1,074        (22)        285         533         (47)        551        541           2

  ZYVOX                     206        157         31         136         109          24          70         48          47
  ZITHROMAX/
  ZMAX                      104        402        (74)         19         309         (94)         85         93          (9)
  VFEND                     132        106         25          46          35          32          86         71          21
  DIFLUCAN                  109        103          5          (3)        (20)        (86)        112        123         (10)

- UROLOGY                   732        629         16         412         352          17         320        277          15

  VIAGRA                    423        386         10         199         186           7         224        200          12
  DETROL/
  DETROL LA                 295        231         28         207         160          29          88         71          25

- ONCOLOGY                  540        507          7         224         193          16         316        314           1

  CAMPTOSAR                 218        229         (5)        122         119           2          96        110         (12)
  ELLENCE                    77         86        (11)         15          18         (23)         62         68          (8)
  AROMASIN                   84         63         32          30          22          35          54         41          31
  SUTENT                     63          -          *          49           -           *          14          -           *

- OPHTHALMOLOGY             376        338         11         128         110          17         248        228           9

  XALATAN/
  XALACOM                   374        338         11         128         110          17         246        228           8

- ENDOCRINE
  DISORDERS                 246        262         (6)         61          85         (28)        185        177           5

  GENOTROPIN                198        200         (1)         56          59          (6)        142        141           2

- ALL
  OTHER                   1,102        865         26         748         501          49         354        364          (3)

  ZYRTEC/
  ZYRTEC D                  397        338         17         397         338          17           -          -           *

- ALLIANCE
  REVENUE
  (Aricept,
  Macugen,
  Mirapex,
  Olmetec,
  Rebif and
  Spiriva)                  336        267         26         197         158          25         139        109          28

ANIMAL
HEALTH                      562        503         12         260         228          14         302        275          10

OTHER ***                   233        213          9          68          64           6         165        149          11

*   - Calculation not meaningful.

**  - Represents direct sales under license agreement with Eisai Co., Ltd.

*** - Includes Capsugel and Pfizer CenterSource.

    Certain amounts and percentages may reflect rounding adjustments. Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                            SEGMENT/PRODUCT REVENUES
                                NINE MONTHS 2006
                              (millions of dollars)

                                                                   YEAR-TO-DATE
                                  WORLDWIDE                            U.S.                           INTERNATIONAL
                       ------------------------------    --------------------------------    -------------------------------
                                                 %                                   %                                  %
                         2006       2005        Chg        2006        2005         Chg        2006       2005         Chg
                       --------   --------   --------    --------    --------    --------    --------   --------    --------
TOTAL
 REVENUES                35,768     34,858          3      19,418      18,135           7      16,350     16,723          (2)

 PHARMA-
 CEUTICAL                33,417     32,617          2      18,448      17,219           7      14,969     15,398          (3)

 - CARDIOVASCULAR
   AND
   METABOLIC
   DISEASES              14,628     13,664          7       8,259       7,249          14       6,369      6,415          (1)

   LIPITOR                9,551      8,829          8       5,904       5,332          11       3,647      3,497           4
   NORVASC                3,549      3,462          3       1,814       1,608          13       1,735      1,854          (6)
   CARDURA                  398        441        (10)          5           4          20         393        437         (10)
   CADUET                   255        121        111         240         116         107          15          5         211
   ACCUPRIL/
   ACCURETIC                198        250        (21)         24          47         (49)        174        203         (15)
   CHANTIX/
   CHAMPIX                   33          -          *          33           -           *           -          -           *

 - CENTRAL
   NERVOUS
   SYSTEM
   DISORDERS              4,787      4,718          1       3,038       2,792           9       1,749      1,926          (9)

   ZOLOFT                 1,944      2,448        (21)      1,676       1,920         (13)        268        528         (49)
   LYRICA                   803        139        480         503          29          M+         300        110         173
   GEODON/
   ZELDOX                   548        430         28         455         352          29          93         78          19
   NEURONTIN                376        498        (24)         73         133         (45)        303        365         (17)
   ARICEPT**                260        255          2           1           -         100         259        255           2
   XANAX/
   XR                       235        306        (23)         55         105         (47)        180        201         (11)
   RELPAX                   205        170         21         133         104          27          72         66          11

 - ARTHRITIS
   AND
   PAIN                   1,974      1,736         14       1,304         975          34         670        761         (12)

   CELEBREX               1,499      1,258         19       1,165         911          28         334        347          (4)

 - INFECTIOUS
   AND
   RESPIRATORY
   DISEASES               2,608      3,659        (29)        966       1,936         (50)      1,642      1,723          (5)

   ZYVOX                    559        453         23         383         320          20         176        133          32
   ZITHROMAX/
   ZMAX                     529      1,623        (67)        213       1,235         (83)        316        388         (19)
   VFEND                    367        285         29         129         100          29         238        185          29
   DIFLUCAN                 326        370        (12)         (4)        (16)        (78)        330        386         (15)

 - UROLOGY                2,055      1,958          5       1,157       1,086           7         898        872           3

    VIAGRA                1,207      1,215         (1)        574         590          (2)        633        625           1
    DETROL/
    DETROL LA               810        705         15         568         482          18         242        223           9

 - ONCOLOGY               1,550      1,499          3         614         535          15         936        964          (3)

   CAMPTOSAR                668        674         (1)        364         346           5         304        328          (7)
   ELLENCE                  236        273        (13)         43          56         (24)        193        217         (11)
   AROMASIN                 229        176         30          83          60          38         146        116          25
   SUTENT                   115          -          *          98           -           *          17          -           *

 - OPHTHAL-
   MOLOGY                 1,065      1,011          5         360         316          14         705        695           1

   XALATAN/
   XALACOM                1,062      1,011          5         360         316          14         702        695           1

 - ENDOCRINE
   DISORDERS                724        783         (7)        191         255         (25)        533        528           1

   GENOTROPIN               586        604         (3)        169         178          (5)        417        426          (2)

 - ALL
   OTHER                  3,042      2,832          7       1,965       1,641          20       1,077      1,191         (10)

   ZYRTEC/
   ZYRTEC D               1,195      1,035         15       1,195       1,035          15           -          -           *

 - ALLIANCE
   REVENUE
   (Aricept,
   Macugen,
   Mirapex,
   Olmetec,
   Rebif and
   Spiriva)                 984        757         30         594         434          37         390        323          21

 ANIMAL
 HEALTH                   1,656      1,576          5         751         710           6         905        866           5

 OTHER ***                  695        665          5         219         206           6         476        459           4

* -   Calculation not meaningful.

** -  Represents direct sales under license agreement with Eisai Co., Ltd.

*** - Include Capsugel and Pfizer Centersource.

M+ -  Change greater than one thousand percent.

      Certain amounts and percentages may reflect rounding adjustments.

      Certain prior year data have been reclassified to conform to the current year presentation.

                                   PFIZER INC
                       SUPPLEMENTAL FINANCIAL INFORMATION

    1) Revenue Growth

    Third-quarter 2006 revenue growth benefited from strong growth from a number of key in-line products and new product launches, as well as from the reversal of a sales deduction accrual related to a favorable development in a pricing dispute in the U.S. ($170 million, or 2%), a favorable impact from foreign currency ($118 million, or 1%), and an increase in U.S. wholesaler inventories of approximately two days compared to the level at the end of the second quarter of 2006. Wholesaler inventory levels in the U.S. ended the third quarter of 2006 at normal levels, comparable to those at the end of the third quarter of 2005.

    We are navigating through the loss of exclusivity on several major products. Many of our products continue to face strong competition, including generics, in key markets. Our regulatory and pricing environments have created added challenges. Very recently, we have seen a strengthening of the U.S. dollar, as well as actions on access and pricing taken by influential decision makers in several large European markets. As a result, at current exchange rates we are now expecting revenues in 2007 and 2008 to be comparable to 2006, as compared to our previous forecast of modest revenue growth over the period.

    2) Change in Cost of Sales

    Cost of sales as a percentage of revenues increased to 16.0% in the third quarter of 2006 from 14.3% in the third quarter of 2005. The increase in cost of sales as a percentage of revenues reflects the unfavorable impact of foreign exchange on expenses and a concerted focus on inventory-reduction initiatives and plant rationalizations. Cost of sales as a percentage of revenues for the third quarter and first nine months of 2006 also benefited from the realization of savings associated with the Adapting to Scale (AtS) productivity initiative. Cost of sales includes charges of $50 million and $278 million related to AtS implementation costs in the three months and nine months ended October 1, 2006. Cost of sales included charges of $36 million and $37 million related to AtS implementation costs in the three months and nine months ended October 2, 2005. Cost of sales as a percentage of revenues for the first nine months of 2006 increased slightly to 15.2% from 15.1% in the first nine months of 2005.

    3) Change in Selling, Informational & Administrative (SI&A) Expenses and Research & Development (R&D) Expenses

    SI&A expenses increased 6%, and R&D expenses, inclusive of Merger-related in-process research and development charges (IPR&D), declined 39% in the third quarter of 2006 compared to the prior year. The SI&A increase reflects, in part, higher promotional investments in new-product launches and in-line product promotional programs during the second half of 2006. The R&D decline reflects the impact of prior-year IPR&D of $1.4 billion related to the acquisition of Vicuron Pharmaceuticals, Inc. (Vicuron).

    The level of growth of SI&A expenses and R&D expenses is also impacted by expenses related to share-based payments this year and savings related to our Adapting to Scale (AtS) productivity initiative. Given that savings from our AtS productivity initiative were first realized as of the third quarter of 2005, operating-expense growth comparisons during the first half of 2006 were more favorable than in the third quarter of 2006 (exclusive of IPR&D).

    SI&A expenses were flat and R&D expenses, inclusive of IPR&D, declined 18% in the first nine months of 2006 versus the prior year. Reflected in the R&D decline are the impacts of the prior-year IPR&D charges of $1.4 billion for the acquisition of Vicuron, as well as $262 million related primarily to our acquisition of Idun Pharmaceuticals, Inc. R&D expenses, inclusive of IPR&D, in 2006 reflect IPR&D of $513 million, primarily related to the acquisition of Rinat Neuroscience Corp.

    SI&A and R&D expenses include charges of $63 million and $70 million related to AtS implementation costs in the three months ended October 1, 2006, and $160 million and $132 million in the nine months ended October 1, 2006. SI&A and R&D expenses included charges of $56 million and $8 million related to AtS implementation costs in the three months ended October 2, 2005, and $76 million and $20 million in the nine months ended October 2, 2005.

    4) Savings and Costs Relating to Productivity Initiatives

    Our Adapting to Scale (AtS) productivity initiative, launched in the first quarter of 2005, involves a comprehensive, multi-year review of our processes, organizations, systems, and decision making to identify and capitalize on opportunities to make the company more effective and efficient. Savings realized during the third quarter exceeded $600 million. We now expect annual savings of about $2.5 billion in 2006, increasing, consistent with prior estimates, to about $4 billion in 2008.

    Costs relating to the AtS productivity initiative were $427 million and $1.3 billion for the third quarter and first nine months of 2006, respectively. Full-year 2006 cost projections remain about $1.7 billion ($1.1 billion, after tax). We continue to expect the costs associated with this multi-year effort to continue through 2008 and to total $4 billion to $5 billion, pre-tax.

    Both savings and cost projections are exclusive of any additional initiatives that Pfizer may begin in light of the Company's commitment to further reduce its operating expenses and adapt to the emerging environment.

    5) Fourth-Quarter 2006 Outlook

    Fourth-quarter 2006 adjusted income(1) is expected to decline relative to the prior year due to a number of factors affecting revenues, cost of sales, and operating expenses.

    Although currency impacts, at current rates, are expected to remain favorable over the rest of the year, fourth-quarter 2006 revenues are expected to decline, due to Zoloft's loss of exclusivity (LOE) in the U.S. The fourth quarter will be the first full quarter in which the Zoloft LOE effect is felt. At current exchange rates, we continue to expect 2006 consolidated revenues to be comparable to those in 2005.

    The cost of sales pre-tax component of adjusted income(1) as a percentage of revenues is expected to remain under pressure. We now expect that the full-year 2006 cost of sales pre-tax component of adjusted income(1) as a percentage of revenues will be comparable to 2005.

    Higher investments are anticipated during the remainder of the year for the SI&A and R&D pre-tax components of adjusted income(1), reflecting the timing of promotional programs associated with new and key in-line products, as well as the timing of licensing activities and research and development programs. Operating-expense growth comparisons during the first half of 2006 were more favorable than in the second half of the year, given that savings from our AtS productivity initiative first began to be realized in the third quarter of 2005. Full-year 2006 expenditures representing the R&D and SI&A pre-tax components of adjusted income(1) are expected to be about $7.4 billion and $15.4 billion, respectively.

    6) Other Income and Other Deductions

                                   Third Quarter          Nine Months
                                -------------------   -------------------
($ millions)                      2006      2005*       2006      2005*
-----------------------------   --------   --------   --------   --------
Net Interest (Income)/Expense   $   (119)  $    (89)  $   (277)  $   (159)

Impairment of Bextra-Related
 Long-Lived Assets                    --         --         --      1,152

Royalties                            (94)       (90)      (278)      (233)

Gains on Disposals of
 Investments/ Product Lines          (87)        (5)      (201)       (58)

Other, Net                           (43)        33       (202)         1
Other (Income)/Deductions-Net   $   (343)  $   (151)  $   (958)  $    703

*Certain 2005 amounts were reclassified to conform to the 2006 presentation.

    In connection with the decision to suspend sales of Bextra in the first quarter of 2005, we recorded a charge of $1.1 billion relating to the impairment of Bextra's intangible assets for developed technology rights and the write-off of machinery and equipment of $7 million.

    7) Effective Tax Rate

    The table below provides the effective tax rate used in calculating reported income from continuing operations and adjusted income(1) for each quarter of 2005, each of the first three quarters of 2006, and the 2005 full year, as well as projected effective tax rates for the 2006 fourth quarter and full year. The effective tax rates used in calculating reported income from continuing operations and adjusted income(1) for the first nine months of 2006 are 15.6% and 22.1%, respectively. The effective tax rates used in calculating both adjusted income(1) and reported income from continuing operations for the first nine months of 2006 were impacted by a favorable tax-law change that affects certain restructuring activity undertaken in prior years. Under generally accepted accounting principles, the full-year impact of this change in tax law has been recognized in the first quarter of 2006.

    In the third quarter of 2006, we recorded a downward revision of the 2005 tax provision related to the repatriation of foreign earnings and recognized a tax benefit of $124 million in our reported net income. In the first quarter of 2006, we reached a resolution of certain tax positions. As a result, we recognized a tax benefit of $441 million in our reported net income in the first quarter of 2006.

                              Pfizer Effective Tax Rate Excluding Consumer Healthcare
                -----------------------------------------------------------------------------------
                   First             Second              Third            Fourth            Full
                  Quarter            Quarter            Quarter         Quarter(g)         Year(g)
                ----------         ----------          ----------       ----------       ----------
2005
 Reported(a)          94.2%(c)          (15.9)%(c,d)         26.4%(f)         17.1%            29.4%

2005
 Adjusted(b)          22.6%              22.7%               20.3%            21.8%            21.8%

2006
 Reported(a)           6.1%(d,e)         25.6%               18.1%(c)         21.4%(g)         16.6%(g)

2006
 Adjusted(b)          19.4%(e)           24.0%               23.2%            24.3%(g)         22.5%(g)

(a) 2005 and 2006 Reported are based on income from continuing operations.
(b) Used in the calculation of adjusted income(1).
(c) The increased tax rate in the first quarter of 2005 was due to tax costs associated with our program in 2005 to repatriate foreign earnings under the American Jobs Creation Act (AJCA). The reduced tax rate in the second quarter of 2005 was due in part to a revision in the tax cost of repatriation of foreign earnings under the AJCA, reflecting revised U.S. Treasury guidance. The reduced tax rate in the third quarter of 2006 reflects a downward revision of the estimated tax costs related to the repatriation of foreign earnings in 2005.
(d) The reduced tax rate in these respective quarters reflects the resolution of certain tax positions.
(e) The reduced tax rate reflects a favorable tax-law change.
(f) The increased tax rate is primarily due to a $1.4 billion charge for acquired IPR&D, which is not deductible for tax purposes.
(g) The rates for fourth-quarter and full-year 2006 are forecasted, subject to the cautionary factors cited in our accompanying Disclosure Notice, as well as those listed in our Form 10-K, and therefore are subject to change.

    8) Reconciliation of Forecasted 2006 Adjusted Income(1) and Adjusted Diluted EPS(1) to Forecasted 2006 Reported Net Income and Reported Diluted EPS

                                               Full-Year 2006 Forecast
                                               -----------------------
                                                   Net       Diluted
($ billions, except per-share amounts)          Income(a)     EPS(a)
--------------------------------------------   ----------   ----------
Income/(Expense)
Forecasted Adjusted Income/Diluted EPS(1)      ~$    14.7   ~$    2.00
Purchase Accounting Impacts, Net of Tax (b)          (2.9)       (0.39)
Adapting to Scale Costs, Net of Tax                  (1.1)       (0.15)
Income From Discontinued Operations, Net of
Tax (c)                                               0.5         0.07
Equity Sales / Other                                  0.2         0.02
Tax Impact for the Repatriation of Foreign
Earnings                                              0.2         0.02
Resolution of Certain Tax Positions                   0.4         0.06
Forecasted Reported Net Income/Diluted EPS     ~$    12.0   ~$    1.63

(a) Forecasts in the table include our Consumer Healthcare business as discontinued operations and exclude the effects of business- development transactions not completed as of the end of the third quarter of 2006 as well as the potential impact from a substantial prospective gain on the divestiture of our Consumer Healthcare business.

(b) Increase in purchase accounting impacts versus the prior estimate reflects Merger-related in-process research & development charges associated primarily with the Rinat acquisition.

(c) Primarily reflects the reclassification of our Consumer Healthcare business to discontinued operations.

    9) Consumer Healthcare

    Revenues and net income of our Consumer Healthcare business were $977 million and $124 million, respectively, for the quarter ended October 1, 2006. Revenues and net income of our Consumer Healthcare business were $2.9 billion and $335 million, respectively, for the nine months ended October 1, 2006.

    10) Share-Purchase Program

    In total, the Company purchased approximately 172 million shares at a total cost of about $4.5 billion during the first nine months of 2006. Given the expected after-tax proceeds from the sale of our Consumer Healthcare business and projected cash flows from operations, we expect to purchase up to $7 billion of the Company's stock in 2006 and up to $10 billion in 2007. In June 2006, the Board of Directors increased our share-purchase authorization from $5 billion to $18 billion.

    (1) "Adjusted income" and "adjusted diluted earnings per share (EPS)" are defined as reported net income and reported diluted EPS excluding purchase-accounting adjustments, merger-related costs, discontinued operations, and certain significant items. As described under Adjusted Income in the Management's Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the quarterly period ended July 2, 2006, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of third-quarter, nine-months, and forecasted full-year adjusted income and adjusted diluted EPS to reported net income and reported diluted EPS are provided in the materials accompanying this report. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

    DISCLOSURE NOTICE: The information contained in this document and the attachments is as of October 19, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document or the attachments as a result of new information or future events or developments.

    This document and the attachments contain forward-looking information about the Company's financial results and estimates, business prospects, in-line products, and product candidates that involve substantial risks and uncertainties, including, without limitation, information about the Company's agreement to sell its Consumer Healthcare business to Johnson & Johnson and the use of the sale proceeds as well as about the Company's stock-purchase plans. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business prospects. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals, and product launches may be achieved; competitive developments affecting our current growth products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the ability to meet generic and branded competition after the loss of patent protection for our products and competitor products; the impact of existing and future regulatory provisions on product exclusivity; trends toward managed care and health care cost containment; possible U.S. legislation or regulatory action affecting, among other things, pharmaceutical pricing and reimbursement, including under Medicaid and Medicare, the importation of prescription drugs that are marketed outside the U.S. and sold at prices that are regulated by governments of various foreign countries, and the involuntary approval of prescription medicines for over-the-counter use; the potential impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003; legislation or regulations in markets outside the U.S. affecting product pricing, reimbursement, or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; legal defense costs, insurance expenses, settlement costs, and the risk of an adverse decision or settlement related to product liability, patent protection, governmental investigations, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company's ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including tax obligations; changes in generally accepted accounting principles; any changes in business, political, and economic conditions due to the threat of future terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas; growth in costs and expenses; changes in our product, segment, and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals, and other unusual items, including our ability to realize the projected benefits of our Adapting to Scale multi-year productivity initiative, our ability to realize the benefits of the Company-wide cost-reduction initiative planned for 2007 and the ability of the Company and Johnson & Johnson to satisfy the conditions to closing the sale of the Company's Consumer Healthcare business, including receiving the required regulatory approvals. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005, and in its reports on Forms 10-Q and 8-K.

    This document includes discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

SOURCE  Pfizer Inc
    -0-                             10/19/2006
    /CONTACT: Media, Andy McCormick, +1-212-733-5469, Paul Fitzhenry, +1-212-733-4637, Investors, Ron Aldridge, +1-212-573-3685, Carol
Schimmelpfenneg, +1-212-573-2718/
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